    EXHIBIT 99.1

Crown Media Receives Proposal for Recapitalization of Debt
from Hallmark Cards

STUDIO CITY, CA – May 28, 2009 - Crown Media Holdings, Inc. (NASDAQ: CRWN), owner and operator of Hallmark Channel and Hallmark Movie Channel, today announced that it has received a proposal from Hallmark Cards, its primary debtholder, which provides for a recapitalization of the majority of its outstanding debt in exchange for debt and convertible preferred stock.  Hallmark Cards has filed an amendment to its Schedule 13D with the Securities and Exchange Commission containing this proposal.  The proposal is also part of the Current Report on Form 8-K filed today with the SEC by the Company.

The Company is in the process of forming a Special Committee of its Board of Directors comprised of independent directors, represented by independent counsel and financial advisors, to consider this proposal.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming.  The Company currently operates and distributes Hallmark Channel in the U.S. to 86 million subscribers. Hallmark Channel is one of the nation’s leading networks in providing quality family programming.  Crown Media also operates a second 24-hour linear channel, Hallmark Movie Channel, which is distributed in both standard and high definition as Hallmark Movie Channel HD.  Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and The DIRECTV Group, Inc.

Forward-looking Statements
Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; Crown Media’s ability to address its liquidity needs; Crown Media’s incurrence of losses; and Crown Media’s substantial indebtedness affecting its financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s 10-K Report for the year ended December 31, 2008 and 10-Q Report for the three months ended March 31, 2009.  Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

For additional information, please contact:
Investors and Press
Mindy Tucker
IR Focus
914.725.8128
mindy@irfocusllc.com

Media
Nancy Carr
Crown Media
818.755.2643
nancycarr@hallmarkchannel.com

or

Jennifer Geisser
Crown Media
212.445.6654
jennifergeisser@hallmarkchannel.com

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